Exhibit 99.1
For further information:
Media Contact:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
Investor Relations Contact:
Dennis Klaeser
Chief Financial Officer
312-564-1700
dklaeser@pvtb.com
For Immediate Release
PrivateBancorp Reports Fourth Quarter and Year-End 2008 Results
Significant Charges Taken in Residential Development Portfolio;
Strategic Growth Plan Continues to Generate Positive Results
•	The Company reported net charge-offs of $108.8 million in the fourth quarter after a proactive loan review to address credit quality concerns, particularly in the residential development sector. None of the losses reported were from loans originated as part of the Strategic Growth Plan.

•	Net loss was $62.0 million for the fourth quarter 2008 and $91.5 million for the 12 months ended December 31, 2008.

•	The Company’s continued well-capitalized position will be bolstered by preliminary approval for $244 million in TARP capital, which will support further execution of the Strategic Growth Plan.

•	The Strategic Growth Plan resulted in substantial new client growth that generated a 9 percent increase in revenue over third quarter 2008 and an 84 percent increase in revenue year over year.

•	Client deposits grew $1.0 billion or 20 percent from the third quarter 2008 including significant increases in new business DDA accounts.

•	Loans increased in the fourth quarter by $595.7 million or 8 percent over the third quarter as the Company continued a pattern of selective client development.

     CHICAGO, January 26, 2009 — PrivateBancorp, Inc. (NASDAQ: PVTB) today reported a net loss for the fourth quarter 2008 of $62.0 million, or $1.96 per diluted share, compared to a net loss of $15.1 million, or $0.68 per diluted share, for the fourth quarter 2007.
     The net loss for the fiscal year ended December 31, 2008, was $91.5 million, or $3.11 per diluted share, compared to net income of $11.8 million, or $0.53 per diluted share, for the 2007 fiscal year.
     “We knew that 2008 would be a challenging year but we could not predict the magnitude of the impact from the unprecedented downturn in the economy,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “While we are pleased with the outcomes of the first full year under our Strategic Growth Plan, the economic environment caused significant weakness in our legacy loan portfolio. During the fourth quarter, we undertook a comprehensive loan review, which resulted in substantial charge-offs. We believe it was prudent to proactively address these credit quality issues given the rapid deterioration in the market.
     “Throughout 2008 we strengthened our capital base and made substantial progress implementing our Strategic Growth Plan,” Richman added. “We added a large number of new client relationships that resulted in almost $4 billion in new loans, additional client deposits of nearly $3 billion and almost $15 million in new fee income. Without question, the economic environment will remain a challenge in 2009. Yet we are confident we have significant momentum and we will continue to drive toward improving operating leverage and achieving positive earnings. I believe over the long-term, the market opportunities are considerable and we will continue to achieve the objectives of the Strategic Growth Plan.”
Comprehensive Loan Review and Credit Quality
     As a result of the rapid deterioration in economic conditions, in the fourth quarter the Company undertook a comprehensive review of all residential development loans and all underperforming assets. The intent of the review was to identify inherent losses where cash flow and guarantor support indicated likely non-performance and where losses from deteriorating asset values were evident. The Company believes the review was prudent in light of market conditions, particularly in the residential sector in Georgia and Michigan. The actions proactively addressed the deterioration in the loan portfolio and the Company believes the result is reduced balance sheet risk.

     The fourth quarter loan loss provision was $119.3 million and resulted from $108.8 million net charge-offs (an annualized rate of 5.49 percent of average total loans) and $10.5 million in additional loan-loss provision primarily related to growth in the loan portfolio. Of the fourth quarter net charge-offs, $86.2 million, or 79.2 percent, were related to the residential development portfolio. Total charge-offs for the year were $125.8 million, or a net charge-off ratio of 2.00 percent, compared to $6.1 million, or a net charge-off ratio of 0.17 percent, for the year ended December 31, 2007.
     None of the losses reported were from loans originated since the commencement of the Strategic Growth Plan in the fourth quarter 2007. These loans continue to perform as expected with no significant payment past dues.
     In addition, the Company strengthened its allowance for loan losses in recognition of the weakened credit climate expected to remain through at least 2009. The allowance for loan losses as a percentage of total loans was 1.40 percent at December 31, 2008, compared to 1.37 percent at September 30, 2008 and 1.17 percent at December 31, 2007. The allowance for loan losses as a percent of non-performing loans decreased to 85 percent in the fourth quarter 2008 from 116 percent in the third quarter 2008 and 125 percent in the fourth quarter 2007. The lower ratio is warranted given that a significant portion of these loans were charged down to fair value.
     After giving effect to these charge-offs, as of December 31, 2008, the Company had approximately $400 million in residential development loans remaining, with 59 percent in single family homes/condominiums built for sale, which is held as construction exposure, and 41 percent in land (developed and undeveloped), which is held as commercial real estate exposure.
     The Company made a strategic decision in early 2008 to curtail any new production in the residential development sector and will allow a substantial portion of this portfolio to wind down as residential development lending is not a core component of the Strategic Growth Plan.

     Non-performing assets to total assets were 1.55 percent at December 31, 2008, compared to 1.18 percent at September 30, 2008, and 0.97 percent at December 31, 2007. The Company had $155.7 million in total non-performing assets at December 31, 2008, compared to $106.5 million at September 30, 2008, and $48.3 million at December 31, 2007. Non-accruing loans totaled $131.9 million and other real estate owned (OREO) was $23.8 million. Approximately $105.7 million, or 68 percent of the non-performing assets, were related to the residential development sector.
     Delinquencies (loans 30-89 days past due and still accruing) were $35.4 million, or 0.44 percent, of total loans at December 31, 2008, compared to $50.0 million, or 0.67 percent, of total loans at September 30, 2008, and $102.6 million, or 2.46 percent, of total loans at December 31, 2007. The Company had no loans over 90 days past due and accruing.
Execution of the Strategic Growth Plan
     During the fourth quarter, the Company continued to execute on fundamental elements of its Strategic Growth Plan:
•	The Company’s loan portfolio increased in the fourth quarter by more than $700 million, or $595.7 million after net charges of $108.8 million, compared to an increase of $1.0 billion in the third quarter, through continued selective strategic growth.

•	Client deposits grew $1.0 billion, or 20 percent, during the fourth quarter, compared to $615.4 million, or 14 percent, in the third quarter 2008, once again supporting the Company’s goal to fund a substantial portion of loan growth with client deposits. Quarterly average balances of business DDA accounts, an important measure of new client growth, grew by 26 percent over the third quarter.

•	Revenue grew 9 percent to $71.7 million in the fourth quarter from $65.8 million in the third quarter, with continued strong new fee revenue from the Treasury Management and Capital Markets groups.

•	After a year of significant investment in personnel for client development and support infrastructure, hiring related to the Strategic Growth Plan is largely complete.
     Progress against Strategic Growth Plan objectives is measured by key performance indicators including revenue, deposit and loan growth, asset quality, operating efficiency and profitability, as well as selective client acquisition. Despite the current economic challenges, the Company believes attractive market opportunities continue to exist, and it will selectively pursue those that drive long-term growth.
     The Company makes loans based on relationships that are well-tested and analyzed. All loans are subject to a selective screening and approval process including downside stress testing and consideration of the economic climate. All production is originated to hold on the balance sheet.
Balance Sheet
     Total assets increased over 100 percent to $10.0 billion at December 31, 2008, from $5.0 billion at December 31, 2007. Total loans increased 92 percent to $8.0 billion at December 31, 2008, from $4.2 billion at December 31, 2007. Commercial loans increased to $4.0 billion, or 50 percent of the Company’s total loans, from $1.3 billion, or 32 percent of total loans, at the end of 2007. Commercial loans include commercial and industrial and owner-occupied commercial real estate loans and continue to be the fastest-growing segment of the loan portfolio. Commercial real estate loans decreased to 30 percent of the Company’s total loans at the end of the fourth quarter, compared to 38 percent of total loans at December 31, 2007. Management believes further diversifying the portfolio has resulted in a more preferred loan mix relative to the end of 2007.
     Total deposits increased 113 percent to $8.0 billion at December 31, 2008, from $3.8 billion at December 31, 2007. Approximately $2.8 billion of the increase in total deposits was attributable to an increase in client deposits, and includes $679.0 million in client CDARS® deposits. Brokered deposits (excluding client CDARS) were 25 percent of total deposits in the fourth quarter 2008, 33 percent of total deposits in the previous quarter and 14 percent of total deposits as of December 31, 2007. Client deposits were $6.0 billion, or 75 percent, of total deposits at the end of the fourth quarter. During the quarter, the Company facilitated its deposit growth by aggressively pursuing deposits from existing and new clients, expanding its business DDA account balances through its enhanced treasury management services, and continuing implementation of the CDARS deposit program.
     Funds borrowed, which include federal funds purchased, FHLB advances, borrowings under the Company’s credit facility, and convertible senior notes, increased to $1.0 billion at December 31,

2008, from $560.8 million at December 31, 2007, primarily due to increased FHLB borrowings. Junior subordinated deferrable-interest debentures increased to $244.8 million from $101.0 million at December 31, 2007.
     The Company’s investment securities portfolio increased to $1.5 billion at December 31, 2008, from $538.7 million at December 31, 2007. Net unrealized gains in the securities portfolio increased to $44.2 million compared to $12.5 million at the end of 2007. The Company’s securities portfolio is primarily comprised of U.S. government agency backed mortgage pools, agency collateralized mortgage obligations, and investment grade municipal bonds. The Company does not own Freddie Mac or Fannie Mae preferred stock or sub-debt obligations, bank trust preferred securities, nor does it own any sub-prime mortgage-backed securities.
Revenue Growth
     Revenue grew 9 percent over the third quarter 2008 to $71.7 million from $65.8 million, reflecting an increase in net interest income.
     Net interest income totaled $59.2 million in the fourth quarter 2008, compared to $53.2 million in the third quarter 2008, an increase of 11 percent, and $31.7 million for the fourth quarter 2007, an increase of 86 percent. Net interest margin (on a tax equivalent basis) decreased to 2.62 percent compared to 2.72 percent for the third quarter 2008 and 3.00 percent for the fourth quarter 2007. Net interest margin declined throughout 2008 due to continued decreases in the prime and LIBOR rates of interest as our interest-earning assets repriced more quickly than our interest-bearing liabilities, and the impact of non-accruing loans on interest income.
     Non-interest income, excluding securities gains and losses, was $12.4 million, compared to $11.5 million in the third quarter 2008, and $6.2 million in the fourth quarter 2007. The Company continued to experience robust growth in fee income from its Treasury Management and Capital Markets groups. Treasury Management and Capital Markets contributed a combined $5.9 million in new fee income in the fourth quarter 2008, compared to $4.5 million in the third quarter 2008, and $151,000 in the fourth quarter 2007. Banking and other services income decreased to $1.3 million at the end of the fourth quarter 2008 from $1.7 million in the third quarter 2008 and $484,000 at the end of the fourth quarter 2007, comprised mostly of letter of credit fees.

     The PrivateWealth Group’s assets under management were $3.3 billion at December 31, 2008, a slight decrease from $3.4 billion at September 30, 2008 and December 31, 2007. Net additions to existing and new accounts during the fourth quarter 2008 nearly offset decreases in assets under management related to market performance. The PrivateWealth Group’s fee revenue was flat at $4.1 million in the fourth quarter 2008 compared to prior quarter, and slightly below the $4.3 million in the fourth quarter 2007.
Expenses
     Non-interest expense was $53.9 million in the fourth quarter 2008, compared to $47.1 million in the third quarter 2008, an increase of 14 percent, and $51.8 million in the fourth quarter 2007, an increase of 4 percent. The majority of the increase was due to credit-related actions including write-downs related to other real estate owned; professional fees related to capital raising activities and ongoing professional expenses related to infrastructure development. These factors also contributed to an increase in the efficiency ratio to 75.13 percent in the fourth quarter 2008 from 71.57 percent at the end of the third quarter 2008.
Capital Resources and Liquidity
     The Company today announced it has received preliminary approval of a $244 million investment from the U.S. Treasury Department as part of the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. The TARP capital infusion will support the Company’s lending activity under the Strategic Growth Plan and further enhanced its “well capitalized” status. Since the inception of the Strategic Growth Plan in October 2007, the Company has added $800 million in new regulatory capital, including the TARP capital.
     As of December 31, 2008, the Company had total risk-based capital at 10.32 percent and Tier 1 risk-based capital ratio at 7.25 percent, exceeding the well-capitalized thresholds of 10 percent and 6 percent, respectively. With the addition of the TARP capital, the Company’s pro forma total risk-based capital ratio and Tier 1 risk-based capital ratio at December 31, 2008, would have been 12.96 percent and 10.44 percent, respectively.
     The Company experienced strong deposit growth of 7 percent during the fourth quarter that improved its overall liquidity. Additionally, the Company increased the size of its securities portfolio to 14 percent of total assets.

About PrivateBancorp, Inc.
     PrivateBancorp, Inc. is a growing diversified financial services company with 23 offices in nine states and more than $10 billion in assets as of December 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.
     Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.
Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unforeseen difficulties and higher than expected costs associated with the continued implementation of our Strategic Growth Plan, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of continued margin pressure on the Company’s earnings; further deterioration in asset quality; the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold; the need to continue to increase our allowance for loan losses; additional charges related to asset impairments; insufficient liquidity/funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth; legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines, including as a result of continual negative economic conditions; competition; unforeseen difficulties in integrating new hires; failure to improve operating efficiencies through expense controls; and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.
Editor’s Note: Financial highlights attached.

PrivateBancorp, Inc.
Consolidated Income Statements
Unaudited
(amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest Income
Loans, including fees	$107,370	$71,062	$367,104	$282,979
Federal funds sold and interest-bearing deposits	488	275	1,145	1,011
Securities:
Taxable	10,754	3,951	28,657	14,584
Exempt from federal income taxes	2,025	2,313	8,477	9,350

Total Interest Income	120,637	77,601	405,383	307,924

Interest Expense
Deposits:
Interest-bearing demand	285	451	1,515	1,959
Savings and money market	11,579	16,813	48,880	68,446
Brokered and other time	36,405	20,894	126,316	83,640
Funds borrowed	8,064	6,087	22,205	19,393

Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	5,122	1,608	14,710	6,364

Total Interest Expense	61,455	45,853	213,626	179,802

Net Interest Income	59,182	31,748	191,757	128,122
Provision for loan losses	119,250	10,171	189,579	16,934

Net Interest Income after Provision for Loan Losses	(60,068)	21,577	2,178	111,188

Non-interest Income
The PrivateWealth Group fee revenue	4,140	4,310	16,968	16,188
Mortgage banking income	622	828	4,158	4,528
Capital markets product income	4,767	—	11,049	—
Treasury management income	1,086	151	2,369	579
Bank owned life insurance	501	431	1,809	1,656
Banking and other services	1,297	484	4,453	2,975
Net securities (loss) gain	(770)	—	510	348

Total Non-interest Income	11,643	6,204	41,316	26,274

Non-interest Expense
Salaries and employee benefits	27,219	31,673	115,678	71,219
Occupancy expense, net	4,543	3,918	17,098	13,204
Professional fees	5,766	6,442	16,450	11,876
Investment manager expenses	690	925	3,299	3,432
Marketing	2,781	2,422	10,395	6,099
Data processing	1,634	1,282	5,576	4,206
Postage, telephone, and delivery	563	483	2,226	1,706
Office supplies and printing	405	362	1,392	1,084
Amortization of intangibles	267	240	1,164	966
Insurance	2,341	772	7,408	1,937
Other non-interest expense	7,694	3,291	14,439	6,680

Total Non-interest Expense	53,903	51,810	195,125	122,409

Minority interest expense	53	78	309	363

(Loss) Income Before Income Taxes	(102,381)	(24,107)	(151,940)	14,690
Income tax (benefit) provision	(40,370)	(8,962)	(60,439)	2,883

Net (loss) income	(62,011)	$(15,145)	(91,501)	11,807

Preferred stock dividends	146	107	546	107

Net (loss) income available to Common Shareholders	(62,157)	$(15,252)	$(92,047)	$11,700

Weighted Average Common Shares Outstanding	31,733	22,537	29,553	21,572
Diluted Average Common Shares Outstanding	31,733	22,537	29,553	22,286

Per Common Share Information
Basic	$(1.96)	$(0.68)	$(3.11)	$0.54
Diluted	$(1.96)	$(0.68)	$(3.11)	$0.53
Dividends	$0.075	$0.075	$0.300	$0.300
Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.
Note 2: Diluted shares are equal to Basic shares for the three and twelve months ended December 31, 2008 and the three months ended December 31, 2007 due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

PrivateBancorp, Inc.
Quarterly Consolidated Income Statements
Unaudited
(amounts in thousands except per share data)

	4Q08	3Q08	2Q08	1Q08	4Q07
Interest Income
Loans, including fees	$107,370	$99,408	$84,231	$76,113	$71,062
Federal funds sold and interest-bearing deposits	488	217	207	246	275
Securities:
Taxable	10,754	8,161	5,456	4,286	3,951
Exempt from federal income taxes	2,025	2,027	2,181	2,244	2,313

Total Interest Income	120,637	109,813	92,075	82,889	77,601

Interest Expense
Deposits:
Interest-bearing demand	285	383	425	422	451
Savings and money market	11,579	12,785	11,303	13,221	16,813
Brokered and other time	36,405	33,598	29,950	26,358	20,894
Funds borrowed	8,064	4,634	4,523	4,996	6,087

Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	5,122	5,258	2,758	1,572	1,608

Total Interest Expense	61,455	56,658	48,959	46,569	45,853

Net Interest Income	59,182	53,155	43,116	36,320	31,748
Provision for loan losses	119,250	30,173	23,024	17,133	10,171

Net Interest Income after Provision for Loan Losses	(60,068)	22,982	20,092	19,187	21,577

Non-interest Income
The PrivateWealth Group fee revenue	4,140	4,059	4,350	4,419	4,310
Mortgage banking income	622	776	997	1,530	828
Capital markets product income	4,767	3,932	1,959	391	—
Treasury management income	1,086	600	279	184	151
Bank owned life insurance	501	439	437	432	431
Banking and other services	1,297	1,728	1,119	746	484
Net securities (loss) gain	(770)	180	286	814	—

Total Non-interest Income	11,643	11,714	9,427	8,516	6,204

Non-interest Expense
Salaries and employee benefits	27,219	28,895	31,817	27,749	31,673
Occupancy expense, net	4,543	4,364	4,338	3,845	3,918
Professional fees	5,766	3,374	5,005	2,311	6,442
Investment manager expenses	690	829	812	968	925
Marketing	2,781	2,083	2,700	2,828	2,422
Data processing	1,634	1,554	1,168	1,220	1,282
Postage, telephone, and delivery	563	575	546	541	483
Office supplies and printing	405	275	371	350	362
Amortization of intangibles	267	241	422	234	240
Insurance	2,341	2,460	1,627	870	772
Other non-interest expenses	7,694	2,435	2,401	2,016	3,291

Total Non-interest Expense	53,903	47,085	51,207	42,932	51,810

Minority interest expense	53	86	101	68	78

Loss Before Income Taxes	(102,381)	(12,475)	(21,789)	(15,297)	(24,107)
Income tax benefit	(40,370)	(5,211)	(8,494)	(6,364)	(8,962)

Net loss	$(62,011)	$(7,264)	$(13,295)	$(8,933)	$(15,145)

Preferred stock dividends	146	146	146	107	107

Net loss available to Common Shareholders	$(62,157)	$(7,410)	$(13,441)	$(9,040)	$(15,252)

Weighted Average Common Shares Outstanding	31,733	31,634	27,914	26,886	22,537
Diluted Average Common Shares Outstanding	31,733	31,634	27,914	26,886	22,537

Per Common Share Information
Basic	$(1.96)	$(0.23)	$(0.48)	$(0.34)	$(0.68)
Diluted	$(1.96)	$(0.23)	$(0.48)	$(0.34)	$(0.68)
Dividends	$0.075	$0.075	$0.075	$0.075	$0.075
Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.
Note 2: Diluted shares are equal to Basic shares for the first, second, third and fourth quarter 2008 and the fourth quarter 2007 due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

PrivateBancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	12/31/08	09/30/08	06/30/08	03/31/08	12/31/07
	unaudited	unaudited	unaudited	unaudited	audited
Assets
Cash and due from banks	$131,848	$76,314	$76,924	$54,576	$51,331
Fed funds sold and other short-term investments	98,387	363,991	41,034	22,226	13,220

Total cash and cash equivalents	230,235	440,305	117,958	76,802	64,551

Available-for-sale securities, at fair value	1,425,564	899,301	712,158	575,798	526,271
Non-marketable equity investments	27,213	18,958	13,807	13,157	12,459
Loans held for sale	17,082	6,736	10,988	9,659	19,358

Loans net of unearned discount	8,036,807	7,441,137	6,417,026	5,136,066	4,177,795
Allowance for loan losses	(112,672)	(102,223)	(79,021)	(61,974)	(48,891)

Net loans	7,924,135	7,338,914	6,338,005	5,074,092	4,128,904

Goodwill	95,045	95,045	95,045	93,341	93,341
Premises and equipment, net	34,201	29,650	27,513	26,356	25,600
Accrued interest receivable	34,282	32,466	27,809	25,287	24,144
Bank owned life insurance	45,938	45,438	44,999	44,561	44,129
Other assets	206,647	104,650	90,656	74,591	51,448

Total Assets	$10,040,342	$9,011,463	$7,478,938	$6,013,644	$4,990,205

Liabilities
Demand deposits:
Non-interest bearing	$711,693	$601,653	$548,710	$341,779	$299,043
Interest bearing	232,099	164,318	164,541	159,003	157,761
Savings and money market deposit accounts	2,798,882	2,407,641	2,086,929	1,663,275	1,594,172
Brokered deposits	2,654,768	2,749,735	1,889,401	1,396,930	542,470
Other time deposits	1,599,014	1,526,601	1,466,369	1,453,479	1,167,692

Total deposits	7,996,456	7,449,948	6,155,950	5,014,466	3,761,138

Funds borrowed	1,029,085	592,194	369,570	359,099	560,809
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	244,793	244,793	244,793	101,033	101,033
Accrued interest payable	37,809	31,959	30,039	17,670	16,134
Other liabilities	126,367	52,449	33,087	28,169	50,298

Total Liabilities	9,434,510	$8,371,343	$6,833,439	$5,520,437	$4,489,412

Stockholders’ Equity
Preferred stock	58,070	58,070	58,070	41,000	41,000
Common stock	32,468	32,147	31,944	27,289	27,225
Treasury stock	(17,285)	(15,626)	(14,150)	(13,925)	(13,559)
Additional paid-in-capital	480,529	474,354	467,294	314,961	311,989
Retained earnings	24,482	89,248	99,177	115,016	126,204
Accumulated other comprehensive income	27,568	1,927	3,164	8,866	7,934

Total Stockholders’ Equity	$605,832	$640,120	$645,499	$493,207	$500,793

Total Liabilities and Stockholders’ Equity	$10,040,342	$9,011,463	$7,478,938	$6,013,644	$4,990,205

Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

PrivateBancorp, Inc.
Key Financial Data
Unaudited
(amounts in thousands except per share data)

	4Q08		3Q08		2Q08		1Q08		4Q07
Selected Statement of Income Data:
Net interest income	$59,182		$53,155		$43,116		$36,320		$31,748
Net revenue (1)	$71,742		$65,787		$53,535		$45,862		$39,009
Loss before taxes	$(102,381)		$(12,475)		$(21,789)		$(15,297)		$(24,107)
Net loss	$(62,011)		$(7,264)		$(13,295)		$(8,933)		$(15,145)

Per Common Share Data:
Basic earnings per share	$(1.96)		$(0.23)		$(0.48)		$(0.34)		$(0.68)
Diluted earnings per share (2)	$(1.96)		$(0.23)		$(0.48)		$(0.34)		$(0.68)
Dividends	$0.075		$0.075		$0.075		$0.075		$0.075
Book value (period end)	$16.32		$17.32		$17.65		$15.97		$16.38
Tangible book value (period end) (3)	$13.29		$14.31		$14.61		$12.46		$12.82
Market value (close)	$32.46		$41.66		$30.38		$31.47		$32.65
Diluted earnings multiple (4)	(4.18	) x	(44.83	) x	(15.78	) x	(23.08	) x	(12.10	) x
Book value multiple	1.99	x	2.41	x	1.72	x	1.97	x	1.93	x

Share Data:
Weighted Average Common Shares Outstanding	31,733		31,634		27,914		26,886		22,537
Diluted Average Common Shares Outstanding (2)	31,733		31,634		27,914		26,886		22,537
Common shares issued (at period end)	34,043		34,028		33,656		28,686		28,439
Common shares outstanding (at period end)	33,568		33,604		33,275		28,311		28,075

Performance Ratios:
Return on average assets	-2.61%		-0.35%		-0.80%		-0.66%		-1.30%
Return on average total equity	-40.37%		-4.59%		-9.89%		-7.81%		-16.61%
Dividend payout ratio	-4.28%		-35.24%		-18.93%		-24.23%		-14.30%
Fee revenue as a percent of total revenue (5)	17.34%		17.83%		17.49%		17.49%		16.35%
Non-interest income to average assets	0.49%		0.57%		0.57%		0.63%		0.53%
Non-interest expense to average assets	2.27%		2.28%		3.07%		3.18%		4.45%
Net overhead ratio (6)	1.78%		1.71%		2.50%		2.55%		3.92%
Efficiency ratio (7)	75.13%		71.57%		95.65%		93.61%		132.81%

Selected Financial Condition Data:
Client deposits (8)	$6,020,646		$5,006,397		$4,390,998		$3,697,598		$3,220,464
The Private Wealth Group assets under management	$3,261,061		$3,354,212		$3,305,477		$3,314,461		$3,361,171

Balance Sheet Ratios:
Loans to Deposits (period end)	100.50%		99.88%		104.24%		102.42%		111.08%

Average interest-earning assets to average interest-bearing liabilities	112.12%		113.28%		111.69%		112.86%		111.32%

Capital Ratios (period end):
Total equity to total assets	6.03%		7.10%		8.63%		8.20%		10.04%
Total risk-based capital ratio	10.32%		12.09%		13.47%		11.54%		14.20%
Tier-1 risk-based capital ratio	7.25%		9.22%		10.82%		9.00%		11.39%
Leverage ratio	7.18%		9.28%		11.46%		9.13%		10.93%
Tangible capital ratio	5.08%		6.05%		7.38%		6.66%		8.20%

(1)	The sum of net interest income, on a tax equivalent basis, plus non-interest income.

(2)	Diluted shares are equal to Basic shares due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

(3)	Tangible book value is total capital less goodwill and other intangibles divided by outstanding shares at end of period.

(4)	Period end closing stock price divided by annualized quarterly earnings for the quarter then ended.

(5)	Represents non-interest income less securities gains as a percentage of the sum of net interest income and non-interest income less securities gains.

(6)	Non-interest expense less non-interest income divided by average total assets.

(7)	Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.

(8)	Client deposits are equal to total deposits less brokered deposits plus client CDARSTM.

PrivateBancorp, Inc.
Asset Quality
Unaudited
(dollars in thousands)

	4Q08	3Q08	2Q08	1Q08	4Q07
Credit Quality Key Ratios:
Net charge-offs to average loans	5.49%	0.40%	0.42%	0.35%	0.35%
Total non-performing loans to total loans	1.64%	1.18%	0.91%	0.91%	0.93%
Total non-performing assets to total assets	1.55%	1.18%	0.98%	1.10%	0.97%
Nonaccrual loans to:
total loans	1.64%	1.18%	0.89%	0.91%	0.93%
total assets	1.31%	0.98%	0.77%	0.77%	0.78%
Allowance for loan losses to:
total loans	1.40%	1.37%	1.23%	1.21%	1.17%
non-performing loans	85%	116%	135%	133%	125%
nonaccrual loans	85%	116%	138%	133%	125%

Non-performing assets:
Loans past due 90 days and accruing	$0	$0	$1,180	$23	$53
Nonaccrual loans	131,919	88,057	57,348	46,517	38,983
OREO	23,823	18,465	14,579	19,346	9,265

Total non-performing assets	$155,742	$106,522	$73,107	$65,886	$48,301

Allowance for Loan Losses Summary
Balance at beginning of period	$102,223	$79,021	$61,974	$48,891	$42,113
Provision	119,250	30,173	23,024	17,133	10,171
Loans charged off	(109,459)	(7,017)	(6,097)	(4,114)	(3,435)
Recoveries	658	46	120	64	42

Balance at end of period	$112,672	$102,223	$79,021	$61,974	$48,891

Net loan charge-offs (recoveries):
Commercial	$11,010	$1,469	$1,109	$1,099	$752
Construction	47,081	2,507	2,555	1,813	1,006
Commercial real estate	45,237	2,349	1,764	481	1,388
Residential real estate	2,385	46	426	118	—
Home equity	1,781	50	34	333	—
Personal	1,307	550	89	206	247

Total net loan charge-offs	$108,801	$6,971	$5,977	$4,050	$3,393

Loans past due 30-89 days and still accruing by type:
Commercial	$12,060	$5,867	$5,983	$40,740	$11,170
Construction	9,166	19,113	7,062	35,738	38,407
Commercial Real Estate	9,113	18,473	8,282	47,265	34,366
Residential Real Estate	3,485	3,104	1,121	5,856	9,431
Personal and Home Equity	1,580	3,400	7,631	16,787	9,224

Total	$35,404	$49,957	$30,079	$146,386	$102,598

Loans past due 30-89 days and still accruing as a percent of total loan type:
Commercial	0.30%	0.17%	0.22%	2.20%	0.85%
Construction	1.12%	2.69%	1.00%	5.75%	6.26%
Commercial Real Estate	0.38%	0.77%	0.38%	2.40%	2.14%
Residential Real Estate	1.06%	0.83%	0.35%	2.07%	3.55%
Personal and Home Equity	0.30%	0.69%	1.65%	4.05%	2.41%

Total	0.44%	0.67%	0.47%	2.85%	2.46%

PrivateBancorp, Inc.
Asset Quality by Location (1)
Unaudited
(dollars in thousands)
December 31, 2008

	Non performing	NPLs as % of Total	Other Real Estate	Non performing		NPAs as % of Total
	Loans (2)	Loans (3)	Owned	Assets (4)		Assets (5)
Chicago	$61,812	0.96%	$5,925	$101,023	(6)	1.20	% (6)
St. Louis (7)	19,734	4.71%	5,566	25,300		4.26%
Michigan	24,738	3.18%	4,681	29,419		2.70%
Georgia	25,635	9.00%	7,651	n/a	(6)	n/a	(6)
Wisconsin	—	—	—	—		—

Consolidated non-performing assets	$131,919	1.64%	$23,823	$155,742		1.55%
December 31, 2007

	Non performing	NPLs as % of Total	Other Real Estate	Non performing	NPAs as % of Total
	Loans (2)	Loans (3)	Owned	Assets (4)	Assets (5)
Chicago	$11,012	0.39%	$2,122	$13,134	0.39%
St. Louis (7)	12,413	3.30%	4,537	16,950	3.51%
Michigan	5,266	0.88%	1,466	6,732	0.98%
Georgia	10,345	3.93%	1,140	11,485	3.44%
Wisconsin	—	—	—	—	—

Consolidated non-performing assets	$39,036	0.93%	$9,265	$48,301	0.97%

(1)	Location is defined by the chartered bank where the loan is held.

(2)	Non performing loans are defined as loans delinquent > 90 days and non accrual loans.

(3)	Non performing loans are presented as a percentage of each entities’ gross loans

(4)	Non performing assets are non performing loans and Other Real Estate owned.

(5)	Non performing assets are presented as a percentage of each entities’ total assets

(6)	Due to the charter consolidation of Georgia into Chicago during the fourth quarter 2008, non performing assets and non performing assets as a percentage of total assets under Chicago represent the total consolidated assets of Chicago and Georgia.

(7)	St. Louis loans and total assets includes Kansas City total loans and assets at December 31, 2008 and 2007.

PrivateBancorp, Inc.
Loan Mix
Unaudited
(dollars in thousands)

	12/31/08	09/30/08	06/30/08	03/31/08	12/31/07
Commercial Real Estate	1,980,271	2,049,047	$1,838,301	$1,728,783	$1,386,275
Multi-family CRE	403,690	353,879	349,220	241,306	217,884

Total CRE Loans	2,383,961	2,402,926	2,187,521	1,970,089	1,604,159

Commercial and Industrial	3,437,130	2,957,507	2,292,960	1,410,442	827,837
Owner-Occupied CRE	538,688	499,964	451,455	437,587	483,920

Total Commercial Loans	3,975,818	3,457,471	2,744,415	1,848,029	1,311,757

Residential Real Estate	328,138	374,488	318,358	282,257	265,466
Personal (1)	341,806	318,552	296,458	269,848	247,462
Home Equity	191,934	176,094	164,771	144,209	135,483
Construction	815,150	711,606	705,503	621,634	613,468

Total Loans	$8,036,807	$7,441,137	$6,417,026	$5,136,066	$4,177,795

(1)	The personal loan category includes overdrafts.

PrivateBancorp, Inc.
Net Interest Margin
Unaudited
(dollars in thousands)

	Three Months Ended December 31,
	2008			2007 (1)
	Average			Average
	Balance(2)	Interest	Rate	Balance(2)	Interest	Rate

Assets:
Fed funds sold and interest- bearing deposits	$119,711	$488	1.61%	$14,889	$275	7.27%
Securities:
Taxable	912,965	10,754	4.71%	313,333	3,951	5.04%
Tax exempt	179,685	2,942	6.55%	195,836	3,370	6.88%

Total securities	1,092,650	13,696	5.01%	509,169	7,321	5.75%

Loans:
Commercial, Construction & CRE	7,023,689	96,904	5.44%	3,218,560	60,504	7.46%
Residential	335,117	4,770	5.69%	267,106	4,141	6.20%
Private Client	489,086	5,696	4.62%	354,147	6,417	7.19%

Total Loans (3)	7,847,892	107,370	5.40%	3,839,813	71,062	7.35%

Total earning assets	$9,060,253	$121,554	5.31%	$4,363,871	$78,658	7.16%
Allowance for loan losses	(104,510)			(43,116)
Cash and dues from banks	141,128			53,603
Other assets	338,602			244,501

Total average assets	$9,435,473			$4,618,859

Liabilities:
Interest-bearing demand deposits	$166,636	$285	0.68%	$139,467	$451	1.28%
Regular savings deposits	15,912	46	1.14%	11,827	61	2.05%
Money market accounts	2,607,552	11,533	1.75%	1,549,211	16,752	4.29%
Time deposits	1,606,015	13,191	3.26%	1,120,235	14,368	5.09%
Brokered deposits	2,600,547	23,214	3.54%	507,434	6,526	5.10%

Total interest-bearing deposits	6,996,662	48,269	2.74%	3,328,174	38,158	4.55%
Other borrowings	839,166	8,064	3.76%	492,198	6,087	4.84%
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	244,793	5,122	8.19%	101,033	1,608	6.23%

Total interest-bearing liabilities	8,080,621	61,455	3.01%	3,921,405	45,853	4.63%

Non-interest bearing deposits	624,716			302,864
Other liabilities	120,649			33,059
Stockholders’ equity	609,487			361,531

Total average liabilities and stockholders’ equity	$9,435,473			$4,618,859

Tax equivalent net interest income (4)		$60,099			$32,805

Net interest spread (5)			2.30%			2.53%
Effect of non interest-bearing funds			0.32%			0.47%

Net interest margin (4) (6)			2.62%			3.00%

(1)	Prior period net interest margin computations were modified to conform with the current period presentation.

(2)	Average assets were generally computed using daily balances.

(3)	Non-accrual loans are included in the average balances and the average annualized interest foregone on these loans was approximately $5.9 million for the quarter ended December 31, 2008 compared to approximately $2.4 million in the prior year quarter.

(4)	Reconciliation of the current quarter net interest income to prior quarter :

	Three months Ended December 31,
	2008	2007

Net interest income	$59,182	$31,748
Tax equivalent adjustment to net interest income	917	1,057

Net interest income, tax equivalent basis	$60,099	$32,805

(5)	Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(6)	Net interest income, on a tax equivalent basis, divided by average interest-earning assets.